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                                                                   EXHIBIT 99.1

Xircom Announces New Worldwide Sales and Marketing Organizations and New Speed-Based Distribution Model

Reorganization and New Distribution Model to Have One-Time Impact on Operating Results

THOUSAND OAKS, CALIF., SEPTEMBER 11, 1997 -- Xircom, Inc. (Nasdaq: XIRC) today announced a new worldwide sales organization to be headed by Marc Devis as senior vice president of worldwide sales and a new worldwide marketing organization to be headed by Renee Bader as vice president of worldwide marketing. Marc Devis, who has been with the Company for eight years, previously headed the Company's sales organizations in Europe and Asia-Pacific, while Renee Bader, who has been with the Company for four years, previously had responsibility for product marketing. In addition, Robert W. "Sam" Bass, responsible for operations at the Company for the past six years, was promoted to senior vice president of worldwide operations.

         Concurrent with the organizational changes, Xircom unveiled a new speed-based distribution model that enables the Company to quickly react to the market and rapidly introduce new products. The new model is based on four weeks of product inventory in the distribution channel -- significantly accelerated from the previous ten week model.

         "The success of our manufacturing facility in Penang, Malaysia, established two years ago, and the continuous improvements made in supply chain logistics, allow us to move to a lean distribution inventory model and pass speed and cost advantages on to our channel partners and customers," said Carl Russo, executive vice president and chief operating officer.


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         As a result of the reorganization and a one-time reduction in revenue due to the shift to the new speed-based distribution model, the Company is revising its revenue and earnings estimates for the fourth quarter ending September 30, 1997. Revenue for the quarter, now projected to be approximately $25 million, will be below current expectations of Wall Street analysts. In addition, the combination of a restructuring charge related to the reorganization and the one-time reduction in revenues will result in a loss of approximately $.40 to $.50 per share in the quarter.

         "Our move to worldwide organizations throughout the Company and the extension of our speed-based strategy to include our distribution partners are the latest set of improvements in our continuing process of focusing the business and increasing operational efficiencies," said Dirk Gates, chairman, president and chief executive officer. "These actions and others taken over the past year have greatly improved our position in the market and continue to drive growth in the business. In fact, without the one-time impact of these strategic changes, the Company would have met Wall Street's expectations for the quarter, and we continue to be comfortable with current expectations for fiscal 1998."

         The above information contains forward-looking statements based on current expectations that involve a number of risks and uncertainties which could cause actual results to differ materially from those projected and include, but are not limited to, the level of end-user demand and customer orders for the Company's products through the remainder of the quarter and for fiscal 1998, final determination of revenue, actual costs and expenses incurred during the quarter, and decisions regarding reserves and allowances made in the normal course of the accounting close for the quarter, which at this time is not complete. Additional risks are described in the Company's SEC reports on Form 10-Q for the quarters ended June 30, 1997, March 31, 1997 and December 31, 1996, and the report on Form10-K for the fiscal year ended September 30, 1996.

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         XIRCOM CORPORATE BACKGROUND. Xircom is the leading manufacturer of PC
Card and CardBus communications products for connecting mobile and remote portable PC users to corporate networks, the Internet, and other online services from a wide variety of locations. More information about Xircom may be found at www.xircom.com.

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FOR MORE INFORMATION CONTACT:

Kristi Cushing                                       Craig Rexroad
Xircom Investor Relations                            Manning Selvage & Lee
(805) 376-9300                                       (213) 782-6600
kcushing@xircom.com
http://www.xircom.com

Xircom is a registered trademark of Xircom, Inc. Other company or product names have been used for identification purposes only and may be trademarks of their respective companies.

Xircom is headquartered in Thousand Oaks, Calif., and has regional offices Antwerp, Belgium; and Singapore. Sales: (800) 438-4526. Telephone: (805) 376-9300. Fax: (805) 376-9311.